Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

AMPRIUS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common stock, par value $0.0001 per share(2)	Other	9,907,279	$10.33(3)	$102,342,192.07	$110.20 per $1,000,000	$11,278.11

Equity	Common stock, par value $0.0001 per share(4)	Other	990,000	$10.33(3)	$10,226,700.00	$110.20 per $1,000,000	$1,126.98

Equity	Common stock, par value $0.0001 per share(5)	Other	14,216,131	$1.34(6)	$19,049,615.54	$110.20 per $1,000,000	$2,099.27

Total Offering Amounts					$131,618,507.61		$14,504.36

Total Fee Offsets							—

Net Fee Due							$14,504.36

(1)

Amprius Technologies, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register (i) 9,907,279 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Amprius Technologies, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”), (ii) 990,000 shares of Common Stock for issuance under the Amprius Technologies, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and (iii) 14,216,131 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the Amprius Technologies, Inc. 2016 Equity Incentive Plan (the “2016 Plan” and, together with the 2022 Plan and the ESPP, the “Plans”), including 8,818,203 shares of Common Stock being offered for resale by the selling stockholders named in the prospectus included in and filed with this Registration Statement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the Plans relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock that may be issued under the 2022 Plan.
(3)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on November 10, 2022.

(4)	Represents shares of Common Stock that may be issued pursuant under the ESPP.
(5)

Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options to purchase Common Stock under the 2016 Plan, including 8,818,203 shares of Common Stock being offered for resale by the selling stockholders named in the prospectus included in and filed with this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(6)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $1.34 per share represents the weighted average exercise price per share of outstanding stock option awards under the 2016 Plan.